News Release

Firsthand Technology Value Fund Discloses
Top Portfolio Holdings

San Jose, CA, September 13, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of August 31, 2016 were IntraOp Medical, Pivotal Systems, QMAT, Wrightspeed, and Turn.

1.	IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of August 31, 2016, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 16.1% of the Fund’s estimated net assets.*

2.	Pivotal Systems, Inc. provides monitoring and process control technologies for the semiconductor manufacturing industry. As of August 31, 2016, the Fund’s investment in Pivotal consisted of 27,270,713 shares of preferred stock, warrants to purchase additional shares, and debt securities and represented approximately 15.4% of the Fund’s estimated net assets.*

3.	QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of August 31, 2016, the Fund’s investment in QMAT consisted of 16,000,240 shares of preferred stock plus warrants to purchase additional shares, and represented approximately 10.0% of the Fund’s estimated net assets.*

4.	Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of August 31, 2016, the Fund’s investment in Wrightspeed consisted of 3,819,451 shares of preferred stock, and represented approximately 7.8% of the Fund’s estimated net assets.*

5.	Turn Inc. is a leading provider of advertising technology to Fortune 1000 marketers and their agencies. As of August 31, 2016, the Fund’s investment in Turn consisted of 1,798,562 shares of preferred stock plus debt securities and represented approximately 5.9% of the Fund’s estimated net assets.*

News Release

On April 27, 2016, the Fund announced a plan to repurchase up to $2 million worth of SVVC stock in the open market by September 30, 2016. Through the end of August, we had repurchased and retired 221,536 shares of stock, at a total cost of approximately $1.7 million. As of August 31, 2016, the Fund had 7,481,169 shares outstanding.

The Fund also announced that, as of August 31, 2016, estimated net assets of the Fund were approximately $166 million, or $22.14 per share, including cash of approximately $0.83 per share. As of that date, the Fund’s top five holdings constituted 55.3% of the Fund’s estimated net assets. Complete financial statements and a detailed schedule of investments as of June 30, 2016, are available with the Fund’s quarterly report filing on Form 10-Q.

*Estimated net assets as of August 31, 2016, represent net assets of approximately $166 million as of June 30, 2016, plus the net change in unrealized appreciation/depreciation and realized gains/losses on publicly traded and private securities since June 30, 2016. For the purposes of calculating the percentage of net assets represented by each investment, the value of each holding is determined by the most recent of: (1) the purchase price, (2) the market value for public securities, less any discounts taken due restrictions on the stock, or (3) the June 30, 2016, fair value of each security, as determined under procedures approved by our Board of Directors.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks, some of which are highlighted below.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com